Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Management Series:

We consent to the use of our reports, incorporated herein by reference, dated February 24, 2016, with respect to the financial statements of Calvert Tax-Free Responsible Impact Bond Fund and Calvert Unconstrained Bond Fund, each a series of Calvert Management Series, as of December 31, 2015, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and “Portfolio Holdings Disclosure” and "Independent Registered Public Accounting Firm and Custodian" in the Statements of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 26, 2016